Exhibit 99.77O2  MGM Mirage Inc. (purchase)

RULE 10f-3 REPORT

Name of Fund(s) or other accounts involved:
TIFF Multi Asset Fund – High Yield Sleeve (“MAF”) (Buyer)

1.	Name of Security: MGM Mirage Inc.

2.	Name of Manager: Wellington Management Company, LLP (the “Manager”)

3.	Name of Manager’s Affiliated Broker-Dealer(s) from which the Securities Were Acquired: US Bancorp Investments Inc (co-manager of the underwriting syndicate)1

4.	Date of Transaction: 03/09/10

5.	Names of the Underwriting Syndicate’s Members:

Bank of America Merrill Lynch
Barclays Capital
BNP Paribas
Citigroup Global Markets Inc
Commerzbank Capital Markets Corp
Daiwa Securities America Inc
Deutsche Bank Securities Inc
JP Morgan Securities
Morgan Stanley
RBS Securities Inc
UBS Securities LLC
Wells Fargo & Co
Miyazaki Capital Inc
Scotia Capital Inc
US Bancorp Investments Inc

6.	Terms of the Transaction:

Name(s) of Underwriter(s) or Dealers(s) from whom Purchased:   Bank of America Merrill Lynch
Amount of Total Offering:  $845,000,000
Unit Price:  $100.0000
Underwriting Spread or Commission:  529.00 vs T 3 ⅝   2/20
Rating:                         Moody’s: B1     S&P:  B
Maturity Date:  03/15/2020
Coupon:   9.000%
Total Par value of Bonds Purchased:                                                                150,000
Total Dollar Amount of Purchase:  $150,000.00
Percentage of Offering Purchased by Portfolio:  0.02%

7.	Type of Security (check one):

___  part of an issue registered under the Securities Act of 1933 that is publicly offered
___ part of an issue of government securities (as defined in section 2(a)(16) of the Investment Company Act of 1940)
___  eligible municipal securities (as defined in Rule 10f-3)
___  securities sold in an eligible foreign offering(as defined in Rule 10f-3)
_X_  securities sold in an eligible Rule 144A offering (as defined in Rule 10f-3)

8.
Timing and Price:  (1) The securities specified above were purchased prior to the end of the first day on which any sales are made, at a price that is not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an eligible foreign offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer). (2) If the securities specified above were offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminates

9.
Continuous Operations:  If the securities specified above are part of an issue registered under the Securities Act of 1933 that is publicly offered, are government securities, or are purchased pursuant to an eligible foreign offering or an eligible Rule 144A offering, the issuer of the securities has been in continuous operation for not less than three years, including the operations of any predecessors.

10.
Firm Commitment Underwriting:  The securities specified above were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

11.
Reasonable Commission:  With respect to the securities specified above, the commission, spread or profit received or to be received by the principal underwriters is reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities being sold during a comparable period of time.

12.
Percentage Limit:  With respect to the  securities specified above, the amount of securities of any class of such issue purchased by the Manager, or by two or more investment companies registered under the 1940 Act, having such Manager as investment adviser, does not exceed:  (i) if  purchased in an offering other than an eligible Rule 144A offering, 25% of the principal amount of the offering of such class; or (ii) if purchased in an eligible Rule 144A offering, 25% of the total amount of:  (A) The principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Rule 144A(a)(1), plus (B) The principal amount of the offering of such class in any concurrent public offering.

13.
Prohibition of Certain Affiliate Transactions:  MAF did not purchase the securities specified above directly or indirectly from a director, an officer, a member of an advisory board or employee of TIFF Investment Program, Inc. (“TIP”), TIFF Advisory Services, Inc. (“TAS”) or the Manager for from a person of which any such director, officer, member of an advisory board or employee of TIP, TAS or the Manager is an affiliated person; provided, that purchase from a syndicate manager shall not be deemed to be a purchase from a specific underwriter if:  (1) such underwriter does not benefit directly or indirectly from the transaction, or (2) in respect to the purchase of eligible municipal securities such purchase is not designated as a group sale or otherwise allocated to the account of any person from whom this paragraph prohibits the purchase.

14.	The undersigned hereby certifies that all of the above facts are accurate and complete.

Signed By: [/s/ Karen J. DeNinno]
Name: Karen J. DeNinno
Title: Vice President
Date: April 23, 2010

1 Please note that the security was purchased through and unaffiliated broker-dealer.